EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 28, 2008 with respect to the consolidated financial statements of Versant Corporation and Subsidiaries appearing in the 2008 Annual Report of Versant Corporation and Subsidiaries to its shareholders on Form 10-K for the year ended October 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

San Francisco, California
July 24, 2008